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                                                              EXHIBIT 99.(a)(12)

                                INTERVOICE, INC.
                            17811 WATERVIEW PARKWAY
                              DALLAS, TEXAS 75252

                                                                    May 17, 1999

To Stockholders of Brite Voice Systems, Inc.:

     INTERVOICE ACQUISITION SUBSIDIARY III, INC., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of InterVoice, Inc., a Texas corporation ("Parent"), hereby supplements its Offer to Purchase dated May 3, 1999, as amended by First Supplemental Letter dated May 10, 1999 (the "Offer to Purchase"), pursuant to which the Purchaser is offering to purchase 9,158,155 shares of common stock, no par value (the "Common Stock" or the "Shares"), of Brite Voice Systems, Inc., a Kansas corporation (the "Company"), which represent approximately 75% of the outstanding Shares, at a price of $13.40 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Capitalized terms used herein but not defined shall have the respective meanings ascribed to them in the Offer to Purchase.

           THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 1, 1999, UNLESS
                             THE OFFER IS EXTENDED.

     This supplement amends the Offer to Purchase to clarify that the Offer is subject to a financing condition, to clarify the description of the consideration that will be offered to stockholders of the Company in the Merger and to explain how the parties to the Merger Agreement negotiated and arrived at the formula used for calculating the Merger Consideration.

     TO CLARIFY THAT THE OFFER IS SUBJECT TO OBTAINING DEBT FINANCING FOR WHICH PARENT AND THE PURCHASER HAVE RECEIVED A BANK COMMITMENT LETTER, THE SECOND PARAGRAPH OF THE COVER PAGE TO THE OFFER TO PURCHASE IS AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AT LEAST 9,158,155 SHARES OF COMMON STOCK, WHICH REPRESENT APPROXIMATELY 75% OF THE SHARES OF COMMON STOCK OUTSTANDING, THE RECEIPT BY PARENT AND/OR THE PURCHASER OF THE DEBT FINANCING FOR THE TRANSACTIONS CONTEMPLATED BY THE COMMITMENT LETTER FROM BANK OF AMERICA, AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

     TO CLARIFY THE DESCRIPTION OF THE CONSIDERATION THAT WILL BE OFFERED TO STOCKHOLDERS OF THE COMPANY IN THE MERGER, THE FOURTH AND FIFTH PARAGRAPHS OF THE INTRODUCTION TO THE OFFER TO PURCHASE ARE AMENDED AND RESTATED IN THEIR ENTIRETY AS FOLLOWS:

     At the effective time of the Merger (the "Effective Time"), each outstanding Share other than Excluded Shares (as herein defined) will be canceled and converted into the right to receive the merger consideration. The relative proportions of the cash and stock components of the merger consideration are affected by (i) the unexpended proceeds from the Debt Financing after completion of the Offer, if any, and (ii) Parent's desire not to issue more than approximately 19.9% of its common stock ("Parent Common Stock") as part of the merger consideration, since the issuance of a greater number of shares would require Parent to obtain shareholder approval under applicable listing requirements of the Nasdaq National Market (the "Nasdaq"). Accordingly, the merger consideration will be calculated differently depending upon whether the Purchaser purchases at least 9,158,155 Shares (the "Minimum Condition") in the Offer. Method (1) will be used if

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the Purchaser purchases 9,158,155 Shares or more in the Offer, thereby utilizing all available cash in the Offer; Method (2) will be used if the Purchaser lowers the Minimum Condition and purchases less than 9,158,155 Shares in the Offer and, consequently, has cash available to apply toward the purchase of the remaining Shares in the Merger.

          Method (1) If the Purchaser purchases 9,158,155 Shares or more in the Offer, each Share then outstanding (other than Excluded Shares) will be converted into the right to receive that number of shares of Common Stock of Parent equal to $13.40 divided by the average closing price (the "Average Trading Price") of Parent Common Stock on the Nasdaq for the 25 trading days immediately preceding the Effective Time. The Average Trading Price must be at least equal to the Lower Collar (as defined below) and may not exceed $14.00, thereby providing limited upside and downside protection with respect to Parent Common Stock.

          Method (2) If the Purchaser lowers the Minimum Condition and purchases less than 9,158,155 Shares in the Offer, each Share then outstanding (other than Excluded Shares) will be converted into the right to receive (a) an amount in cash equal to the quotient of (w) the difference between (i) the product of $13.40 multiplied by 9,158,155 Shares and (ii) the aggregate purchase price for the number of Shares actually purchased in the Offer, divided by (x) a number of Shares equal to (A) the total number of Shares issued and outstanding immediately prior to the Effective Time (B) less the Excluded Shares (C) plus the Dissenting Shares (as herein defined) (such quotient referred to as the "Cash Amount"), plus (b) that number of shares of Parent Common Stock equal to the quotient of (y) the difference between $13.40 and the Cash Amount, divided by (z) the Average Trading Price. This method of calculating the merger consideration allows the Purchaser to apply the cash not used in the Offer toward the purchase of the remaining Shares outstanding on a pro rata basis.

          The term "Dissenting Shares" means Shares held by stockholders who properly perfect their dissenters' rights under Kansas law.

          The term "Excluded Shares" means (i) Shares owned by Parent, the Purchaser, any other subsidiary of Parent, the Company and any of the Company's subsidiaries and (ii) Dissenting Shares.

          The term "Lower Collar" means $8.00, except that if a Lower Collar of $8.00 would result in Parent issuing more than 5,719,877 Shares of Parent Common Stock, representing approximately 19.9% of the outstanding Parent Common Stock, in the Merger, the Lower Collar will be an amount per share equal to the product of (i) $8.00 multiplied by (ii) a fraction of which
     (A) the numerator is the total number of shares of Parent Common Stock that would be issued in the Merger if the Lower Collar were $8.00 and (B) the denominator is 5,719,877. The purpose of the Lower Collar mechanism is to prevent Parent from having to issue in excess of approximately 19.9% of its outstanding Parent Common Stock in connection with the Merger after taking into account Parent Common Stock which would be issuable as a result of the exercise of outstanding stock options granted by the Company. Under the listing requirements of the Nasdaq, the shareholders of Parent would have to approve the issuance of over 20% of the then outstanding Parent Common Stock which would delay and add another element of uncertainty to the closing of the Merger.

     The foregoing shall be referred to collectively as the "Merger Consideration." Parent Common Stock issuable as part of the Merger Consideration will include the associated preferred stock purchase rights (the "Rights").

     As illustrated by the examples set forth on Annex A hereto, as long as the Average Trading Price is at least $8.00 and does not exceed $14.00 at the Effective Time, the value of the Merger Consideration (based in whole or in part on the Average Trading Price) will equal $13.40 under either Method (1) or Method (2). If, however, the Average Trading Price drops below $8.00 or exceeds $14.00, the value of the Merger Consideration at the Effective Time under either Method (1) or Method (2) may be less or greater than the $13.40 in cash per Share payable pursuant to the Offer as illustrated in Annex A hereto.

     If more than 9,158,155 Shares are validly tendered prior to the Expiration Date (as defined) and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment
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(and thereby purchase) such Shares on a pro rata basis, with adjustments to avoid purchases of fractional shares of Common Stock, based on the number of Shares validly tendered prior to the Expiration Date and not withdrawn by each tendering stockholder. Shares (other than Excluded Shares) that are not accepted for payment and thereby not purchased in the Offer as a result of the proration will be converted into the right to receive the Merger Consideration as calculated above. Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, the Purchaser would not expect to announce the final results of the proration until at least seven Nasdaq trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of shares of Common Stock may obtain such preliminary information from the Depositary, and may also be able to obtain such preliminary information from their brokers. Tendering stockholders will not receive payment for Shares accepted for payment pursuant to the Offer until the final proration factor is known. Subject to the terms of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to accept for payment more than 9,158,155 Shares pursuant to the Offer, although the Purchaser has no present intention of doing so.

     THE SEVENTH PARAGRAPH OF THE INTRODUCTION TO THE OFFER TO PURCHASE IS DELETED IN ITS ENTIRETY SINCE ITS SUBSTANCE IS DESCRIBED IN MORE DETAIL ABOVE.

     TO EXPLAIN HOW THE PARTIES TO THE MERGER AGREEMENT NEGOTIATED AND ARRIVED AT THE FORMULA USED FOR CALCULATING THE MERGER CONSIDERATION, THE 19TH PARAGRAPH OF SECTION 16 -- "BACKGROUND OF THE OFFER" IS AMENDED AND RESTATED AS FOLLOWS:

     Following the April 15, 1999 Board of Directors meetings, further extensive negotiations concerning the terms of the acquisition agreement, the actual consideration for the Company's Shares and the mix of the cash and stock components of the consideration were conducted. In a telephone conference on April 21, 1999 among Mr. Hammond, Mr. Graham, Mr. Brannan and Mr. Etherington, it was agreed that the price to be paid to AT&T in cancellation of its outstanding warrant to purchase the Company's Common Stock would be split, in part, by the two companies, resulting in a revised offer price of $13.40 per Share, and when the Offer and the Merger are viewed together, would consist of $10.00 per Share in cash and $3.40 per Share in Parent Common Stock. The transaction was still structured as a tender offer whereby the cash portion of the consideration would be distributed followed by a merger in which the Shares not purchased in the tender offer would receive Parent Common Stock or a combination of any remaining cash and Parent Common Stock.

     Based on 12,271,928 Shares outstanding, Parent agreed to pay $122,719,280 to purchase 9,158,155 Shares in the tender offer for $13.40 cash per Share. The number of shares of Parent Common Stock to be issued in exchange for the remaining Shares in the Merger would be determined by an exchange ratio based on the trailing 25-day average price of Parent Common Stock collared between $8.00 and $14.00. The $8.00 lower collar was fixed so that Parent would in no event have to issue more than approximately 19.9% of its outstanding Parent Common Stock. Under the Nasdaq listing standards, Parent would be required to separately obtain approval of its shareholders if the transaction required Parent to issue more than 20% of its outstanding stock. This would delay and add an additional element of uncertainty to the transaction which was unacceptable to the Company. The $8.00 collar assumed that all outstanding stock options under the Company's stock option plans would be cancelled prior to exercise as contemplated by the Merger Agreement. If, however, the Company is unable to repurchase all outstanding stock options and the exercise of the unrepurchased options by optionees prior to the Effective Time would cause Parent to have to issue more than 19.9% of its outstanding stock in connection with the transaction, the parties agreed that the $8.00 lower collar would be adjusted upward so that the maximum number of shares Parent would have to issue in such event would be 5,719,877, representing approximately 19.9% of the outstanding Parent Common Stock. If the Purchaser decided to waive the Minimum Condition and purchase less than 9,158,155 Shares in the Offer, the cash not used in the Offer would be applied toward the purchase of the remaining Shares outstanding on a pro rata basis and the exchange ratio would be adjusted to take into account the amount of cash to be distributed per Share in determining the number of shares of Parent Common Stock to be issued in the Merger.

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     Questions and requests for assistance may be directed to the Information
Agent at the address and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, this letter, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.
                                ---------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                 Banks and Brokers Call Collect: (201) 896-1900
                   All Others Call Toll Free: (877) 460-2559

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                                                                         ANNEX A

                EXAMPLES OF CALCULATING THE MERGER CONSIDERATION

EXAMPLES OF METHOD (1):

     - On April 30, 1999, the Average Trading Price of Parent Common Stock was $10.41. Based on this Average Trading Price, the exchange ratio in the Merger is approximately 1.2872 ($13.40 / $10.41) shares of Parent Common Stock for each Share. Applying this exchange ratio, each outstanding Share at the Effective Time would be exchanged for Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock with a value (based on the $10.41 Average Trading Price) of approximately $13.40, and the maximum number of shares of Parent Common Stock that Parent would be required to issue is 4,008,122. This assumes that all stock options outstanding under the Company's stock option plans are cancelled as contemplated by the Merger Agreement and that there are 3,113,773 Shares outstanding immediately prior to the Effective Time.

     - If the Average Trading Price of Parent Common Stock is $7.50, the exchange ratio in the Merger would be 1.675 ($13.40 / the Lower Collar of $8.00) shares of Parent Common Stock for each Share. Applying this exchange ratio, each outstanding Share at the Effective Time would be exchanged for Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock with a value (based on the $7.50 Average Trading Price) of approximately $12.56, and the maximum number of shares of Parent Common Stock that Parent would be required to issue is 5,215,569 shares. This assumes that all stock options outstanding under the Company's stock option plans are cancelled as contemplated by the Merger Agreement and that there are 3,113,773 Shares outstanding immediately prior to the Effective Time.

     - Assuming a $7.50 Average Trading Price, if the Company is unable to repurchase outstanding stock options covering 1,000,000 Shares under the Company's stock option plans and the exercise of these options would cause Parent to issue more than 5,719,877 shares of Parent Common Stock in the Merger, the exchange ratio ("ER") is calculated as follows, where "X" is the total number of shares of Parent Common Stock that would be issued in the Merger if the Average Trading Price were $8.00 and "Y" = 5,719,877:

                   $13.40 / ($8.00 X   X)  = ER
                                      --
                            (          Y)

      For purposes of this example, assume that stock options to purchase 1,000,000 Shares are exercised prior to the Effective Time, the Purchaser purchases 9,158,155 Shares in the Offer and there are 4,113,773 Shares outstanding immediately prior to the Effective Time. If the Average Trading Price were $8.00 the exchange ratio would be 1.675 as calculated above. Parent would therefore have to issue 6,890,569 shares of the Parent Common Stock, or "X" (4,113,773 X 1.675). Based on the formula above, the exchange ratio (ER) based on this calculation equals approximately 1.3904 shares of Parent Common Stock for each Share. Therefore, each outstanding Share at the Effective Time would be exchanged for Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock with a value (based on the $7.50 Average Trading Price) of approximately $10.43 and the number of shares of Parent Common Stock that Parent would be required to issue in the Merger would be 5,719,877.

     - If the Average Trading Price of Parent Common Stock is $15.00, the exchange ratio in the Merger would be approximately 0.9571 ($13.40 / the upper collar of $14.00) of a share of Parent Common Stock for each Share. Applying this exchange ratio, each outstanding Share at the Effective Time would be exchanged for Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock with a value (based on the $15.00 Average Trading Price) of approximately $14.36 and the maximum number of shares of Parent Common Stock that Parent would be required to issue is

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       2,980,325. This assumes that all outstanding stock options under the
       Company's stock option plans are cancelled as contemplated by the Merger Agreement and that there are 3,113,773 Shares outstanding immediately prior to the Effective Time.

EXAMPLES OF METHOD (2):

     For each of the following examples, assume the Purchaser only purchases 9,000,000 Shares in the Offer, so the Purchaser will have available $2,119,277 cash that it would have otherwise spent at $13.40 per Share if it purchased the additional 158,155 Shares needed to satisfy the Minimum Condition:

     - If the Average Trading Price of Parent Common Stock is $10.41, each outstanding Share at the Effective Time would be exchanged for approximately $.65 in cash (derived by dividing the available cash by the number of Shares outstanding immediately prior to the Effective Time), plus a number of shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock based on an exchange ratio of approximately 1.2248 (derived by subtracting the $.65 cash per share from $13.40 to obtain $12.75, and dividing $12.75 by the $10.41 Average Trading Price). Applying this exchange ratio, each outstanding Share at the Effective Time would be exchanged in part for shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock with a value (based on the $10.41 Average Trading Price) equal to approximately $12.75. Combined with the distributed cash, each Share outstanding at the Effective Time would receive Merger Consideration with a combined value of approximately $13.40. This assumes that the all outstanding stock options under the Company's stock option plans are cancelled as contemplated by the Merger Agreement and that there are 3,271,928 Shares outstanding immediately prior to the Effective Time.

     - If the Average Trading Price of Parent Common Stock is $7.50, each outstanding Share would be exchanged for approximately $.65 in cash, plus a number of shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock based on an exchange ratio of 1.5938 (derived by dividing $12.75 by a Lower Collar of $8.00). Applying this exchange ratio, each outstanding Share at the Effective Time would be exchanged in part for shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock with a value (based on the $7.50 Average Trading Price) equal to approximately $11.95. Combined with the distributed cash, each Share outstanding at the Effective Time would receive Merger Consideration with a combined value of approximately $12.60. This assumes that all outstanding stock options under the Company's stock option plans are cancelled as contemplated by the Merger Agreement and that there are 3,271,928 Shares outstanding immediately prior to the Effective Time.

     - Assuming a $7.50 Average Trading Price, if the Company is unable to repurchase outstanding stock options covering 1,000,000 Shares under the Company's stock option plans and the exercise of these outstanding stock options would cause Parent to issue more than 5,719,877 Shares of Parent Common Stock in the Merger, each outstanding Share would be exchanged for approximately $.50 in cash (derived by dividing the available cash by the number of Shares outstanding immediately prior to the Effective Time) plus a number of shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock based on an exchange ratio ("ER") calculated as follows, where "X" is the total number of shares of Parent Common Stock that would be issued in the Merger if the Average Trading Price were $8.00 and "Y" = 5,719,877:


                  ($13.40 - $.50) / ($8.00 X  X )  = ER
                                             ---
                                    (         Y )

      For purposes of this example, assume that stock options to purchase 1,000,000 Shares are exercised prior to the Effective Time and there are 4,271,928 Shares outstanding immediately prior to the Effective Time. If the Average Trading Price were $8.00 the exchange ratio would be 1.6125 ($12.90 / $8.00). Parent would therefore have to issue 6,888,483 shares of Parent Common Stock, or "X" (4,271,928 X 1.6125). Based on the formula above, the exchange ratio (ER) would equal 1.3389 shares of Parent Common Stock for each Share. Applying the exchange ratio (ER), each
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      outstanding Share at the Effective Time would be exchanged in part for
      Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock with a value (based on the $7.50 Average Trading Price) equal to $10.04 and the number of shares of Parent Common Stock that Parent would be required to issue in the Merger is 5,719,877. Combined with the distributed cash, each Share outstanding at the Effective Time would receive Merger Consideration with a combined value of $10.54.

     - If the Average Trading Price of Parent Common Stock is $15.00, each outstanding Share would be exchanged for approximately $.65 in cash, plus a number of shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock based on an exchange ratio of 0.9107 (derived by dividing $12.75 by the upper collar of $14.00). Applying this exchange ratio, each outstanding Share at the Effective Time would be exchanged for shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock with a value (based on the $15.00 Average Trading Price) equal to approximately $13.66. Combined with the distributed cash, each Share outstanding at the Effective Time would receive Merger Consideration with a combined value of approximately $14.31. This assumes that all outstanding stock options under the Company's stock option plans are cancelled as contemplated by the Merger Agreement and that there are 3,271,928 Shares outstanding immediately prior to the Effective Time.

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